UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 17, 2007 (January 15, 2007)

DOV PHARMACEUTICAL, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-49730 (Commission File No.)	22-3374365 (IRS Employer Identification No.)

150 Pierce Street, Somerset, NJ 08873
(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, including Area Code: (732) 907-3600

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

ITEM 1.01.  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On January 15, 2007, DOV Pharmaceutical, Inc. (“DOV”) and XTL Development, Inc. (together with its affiliates, “XTL”) entered into an agreement relating to DOV’s product candidate, bicifadine. DOV previously licensed rights to bicifadine from Wyeth. The rights DOV licensed from Wyeth allow DOV to develop products incorporating bicifadine for the treatment of human diseases, disorders and conditions, except for treatment of symptoms in certain areas of women’s health.

Under the agreement between DOV and XTL, DOV grants XTL the exclusive right to develop products incorporating bicifadine for the treatment of human diseases, disorders and conditions, except for treatment of symptoms in certain areas of women’s health. Under the terms of the agreement with XTL, DOV will receive an upfront payment of $6.5 million, of which $5.0 million will be paid to Wyeth as a result of the acceleration of a milestone payable from DOV to Wyeth pursuant to DOV’s agreement with Wyeth.  Additionally, XTL will make a $1.0 million payment to DOV within 30 days if DOV successfully transfers to XTL an existing investigational new drug application and certain program documentation relating to bicifadine.  Total upfront and milestone payments by XTL under the agreement could exceed $130.0 million if all milestones are achieved, with escalating low double-digit royalties on annual net sales of bicifadine.  At its election, XTL may make certain non-royalty payments, including milestone payments, to DOV in shares of freely tradeable stock of XTL’s parent company, XTL Biopharmaceuticals Ltd. XTL will fund future research, development, manufacturing and commercialization costs of bicifadine. Under DOV’s agreement with Wyeth, DOV remains obligated to Wyeth for certain payments previously disclosed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DOV PHARMACEUTICAL, INC.

Date: January17, 2007	By:	/s/ Barbara Duncan
Barbara Duncan President and CFO